UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 19, 2014

Municipal Mortgage & Equity, LLC

(Exact name of registrant as specified in its charter)

Delaware	000-55051	52-1449733
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

621 E Pratt Street, Suite 600, Baltimore, Maryland		21202
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	(443) 263-2900

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Effective Monday, September 29, 2014 at 5:00 p.m. (Eastern Time), the Registrant will change its name from Municipal Mortgage & Equity, LLC to MMA Capital Management, LLC.

Item 8.01 Other Events.

Reverse Stock Split

In addition to the name change, the Registrant plans to execute a one-for-five (1-for-5) reverse stock split effective on Monday, September 29, 2014. As part of the reverse stock split fractional shares may be created for certain shareholders. Any fractional shares created by the reverse stock split shall be redeemed by the Company at a price that is equal to its closing price on September 26, 2014, as adjusted for the reverse stock split.

As part of the reverse stock split, all employee share awards, including both share awards and stock option awards that have been granted but not yet issued, will be adjusted proportionately with respect to number of awards, exercise price for stock options and price-based vesting requirements. This action will not change any other terms of the employee share awards, such as time-based vesting requirements. Furthermore, the maximum number of shares authorized under both employee and non-employee share plans will be reduced proportionately and the maximum authorized shares under the buyback program will be reduced accordingly from seven million to 1.4 million. Following the reverse stock split, the Company’s June 30, 2014 common shareholders’ equity per share would be approximately $9.69 and the maximum buyback price used for the Company’s buyback program will be increased to $9.60 per share.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

3.1 Certificate of Amendment to the Second Amended and Restated Certificate of Formation

99.1 Press Release dated September 24, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Municipal Mortgage & Equity, LLC

September 25, 2014	By:	/s/ Michael L. Falcone
Name: Michael L. Falcone
Title: Chief Executive Officer and President

Exhibit Index

Exhibit No.	Description

3.1	Certificate of Amendment to the Second Amended and Restated Certificate of Formation
99.1	Press Release dated September 25, 2014